VOTING AGREEMENT

     THIS AGREEMENT (this “Agreement”) is made and entered into as of the 28th day of April, 2006, by and between SKYLYNX COMMUNICATIONS, INC., a Delaware corporation ("SkyLynx"), GARY BROWN, individually, (“Brown”) and K. BRYAN SHOBE, individually (“Shobe”) (each a "Shareholder").

RECITALS

     A. Concurrently herewith, SkyLynx has consummated an Agreement and Plan of Merger (the "Merger Agreement") with VETCO Hospitals, Inc., a California corporation ("VETCO").

     B. Upon consummation of the Merger Agreement, Shobe will become the beneficial owner (as defined in Regulation Section §240.13d -3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 780,787 shares of Series A Convertible Preferred Stock of SkyLynx (the "Preferred Shares"), which Preferred Shares represent an aggregate of 30,006,894 shares of voting common stock of SkyLynx;

     C. Brown is the beneficial owner of an aggregate of 9,411,964 shares of voting common stock of SkyLynx (together with the Preferred Shares and any shares of common stock issued upon conversion of the Preferred Shares, the “Shares”);

     C. The parties wish to implement the provisions of Section 7.2(a) of the Merger Agreement with respect to the manner in which the Shares shall be voted.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, the parties agree as follows:

     1. Voting. For the term of this Agreement, SkyLynx and Shareholders covenant and agree, for themselves, their successors in interest and assigns, that in exercising any and all voting rights to which they may be entitled by virtue of its ownership of the Shares or any other voting securities of SkyLynx, at any Regular or Special Meeting of SkyLynx's stockholders at which directors shall be elected (or when acting by written consent in lieu of a meeting), all such voting rights shall be exercised to enforce and implement the provisions of Section 7.2(a) of the Merger Agreement, as amended. Upon consummation of the Merger, the board of directors of SkyLynx shall consist of ten members: five to be designated by SkyLynx and five to be designated by Shobe.

     2. Proxy. For the purposes of implementing this Agreement, Brown and Shobe each hereby constitutes and appoints the other as its attorney-in-fact and proxy to vote all of the Shares of SkyLynx common stock or other voting securities beneficially owned by it in accordance with the express provisions of Section 1 above if, and only if, Brown or Shobe fails to vote all of such securities in accordance with the provisions of this Agreement within five (5) days after the other party’s written request. The proxy and power granted by Brown and Shobe to the other, as the case may be, pursuant to this Section 2 are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the securities.

     3. Additional Shares. The provisions of this Agreement shall be applicable to the Shares and any and all additional shares of common stock, preferred stock or other voting equity securities of SkyLynx which Shareholders may beneficially own currently or may acquire in the future. The provisions of this Agreement shall apply to all shares beneficially owned by each, as determined in accordance with the provisions of Regulation §240.13d -3 under the Exchange Act.

     4. Restriction on Assignment. No assignment by a Shareholder of any of the Shares or any additional shares of common stock or other equity securities, or options, warrants or rights convertible into the equity securities of SkyLynx owned by it shall be valid and enforceable, unless such assignment is made subject to the provisions of this Agreement.

     5. Duration. This Agreement shall be in effect from the date hereof and shall continue in effect until the later of (i) two years from the date hereof and (ii)_the date on which the Shareholders collectively own shares of voting securities of SkyLynx that represent less than 25% of its total issued and outstanding shares of voting securities.

     6. Entire Agreement. This Agreement, along with the Merger Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

     7. Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same document.

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement on the day and year first above written.

By:/s/K. Bryan Shobe	SKYLYNX COMMUNICATIONS, INC.,
K. Bryan Shobe	a Delaware corporation,
By: /s/ Gary L. Brown Gary L. Brown, its CEO

By: /s/ Gary Brown______________________________ Gary Brown